June 26, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs:

Re:

W.S. Industries, Inc.

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 11, 2013, to be filed by our former client, the W.S. Industries, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours truly,

/s/ BDO CANADA LLP

Chartered Accountants